U. S. Securities and Exchange Commission
                          Washington, D. C.  20549

                                  FORM 8-A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE AT OF 1934

                          PCS EDVENTURES!.COM, INC.
                          -------------------------
         (Exact name of registrant as specified in its charter)

            IDAHO                                      82-0475383
            -----                                      ----------
(State or Other Jurisdiction of                 (I.R.S. Employer I.D. No.)
 incorporation or organization)


                       1655 Fairview Avenue, Suite 100
                             Boise, Idaho  83702
                             -------------------
                   (Address of Principal Executive Offices)

     Securities to be registered pursuant to Section 12(b) of the Act:

          None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates:

                                333-53458
                                ---------

     Securities to be registered pursuant to Section 12(g) of the Act:

                               Common stock
                               ------------
                             (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered.

Common Stock.
-------------

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share. On June 30, 2002, there were 13,261,522 outstanding shares of our common stock.

     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stock holders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefor. Upon liquidation, holders of common stock are entitled to share pro rata in any assets available for the distribution to shareholders after payment of all obligations. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

     Our Articles of Incorporation and Bylaws do not contain any provision that would delay, defer or prevent a change in the control of our company.

Item 2.   Exhibits.

     The following Reports and/or Registration Statements have been filed by the Registrant, and are incorporated herein by reference:

          Form Type                     Filing Date
          ---------                     -----------


          SB-2   (5/11/01)                01/10/01
          10-KSB (3/31/01)                06/29/01
          10-QSB (6/30/01)                08/13/01
          10-QSB (9/30/01)                11/05/01
          10-QSB (12/31/01)               02/19/02
          10-KSB (3/31/02)                07/15/02
          10-QSB (6/30/02)                08/12/02


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         PCS EDVENTURES!.COM, INC.


Date: 8/22/02                            By /s/Anthony A. Maher
      -------                            ---------------------------
                                         Anthony A. Maher
                                         CEO, President and Chairman of the
                                         Board of Directors



Date: 8/23/02                            By /s/Robert O. Grover
      -------                            ---------------------------
                                         Robert O. Grover
                                         Executive Vice President, Chief
                                         Technology Officer


Date: 8/22/02                            By /s/Christina M. Vaughn
      -------                            ---------------------------
                                         Christina M. Vaughn
                                         Vice President, Chief Financial
                                         Officer


Date: 8/26/02                            By /s/Donald J. Farley
      -------                            ---------------------------
                                         Donald J. Farley
                                         Secretary and Director



Date: 8/27/02                            By /s/Roy M. Svee
      -------                            ---------------------------
                                         Roy M. Svee
                                         Treasurer and Director



Date: 8/28/02                            By Cecil D. Andrus
      -------                            ---------------------------
                                         Cecil D. Andrus
                                         Director